Exhibit 5.1

Cowden & Humphrey Co. LPA

4600 Euclid Avenue

Cleveland, Ohio 44103-3758

September 21, 2012

Energy Focus, Inc.

32000 Aurora Road

Solon, Ohio 44139

Ladies and Gentlemen:

We have acted as counsel to Energy Focus, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of its registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, the Securities Act, relating to the registration of an additional 2,000,000 shares of Common Stock, par value of $0.0001 per share, of the Company pursuant to the Energy Focus, Inc. 2008 Incentive Stock Plan, as amended on November 19, 2008, February 25, 2010 and May 8, 2012, and an additional 350,000 shares of Common Stock, par value of $0.0001 per share, of the Company pursuant to the Energy Focus, Inc. 1994 Employee Stock Purchase Plan, as amended on December 7, 2000, November 24, 2006, April 25, 2011, and May 8, 2012. This opinion is being furnished in accordance with the requirements of Item 8 for Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.

We, as counsel to the Company, have examined such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. Based upon the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the aforementioned plans and any agreements thereunder and in accordance with the Registration Statement, will be duly authorized and legally issued and fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours, /s/ Cowden & Humphrey Co. LPA Cowden & Humphrey Co. LPA